UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b)
OR (g) OF THE SECURITIES EXCHANGE ACT 1934

Q BioMed Inc.
(Exact name of registrant as specified in its charter)

Nevada                                                             46-4013793
(State of Incorporation)                         (I.R.S. Employer Identification No.)

c/o Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Ave. 14th Floor
New York, NY10022
Telephone: 212-588-0022
(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                                    Name of each exchange on which
to be so registered                                                        each class is to be registered

Not Applicable                                                                Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box |_|

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box |X|

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

Item 1.                                         Description of Registrant's Securities to be Registered.

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. Only the common stock is being registered pursuant to this registration statement.

Common Stock

As of October 29, 2015, there were 8,575,000 shares of common stock issued and outstanding held by 41 holders of record. All such shares are validly issued, fully paid and non-assessable. The authorized shares of our common stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required, our Board of Directors may determine not to seek stockholder approval.

Voting Rights

Each share of common stock entitles the holder thereof to one non-cumulative vote, either in person or by proxy, at meetings of shareholders. Because holders of common stock do not have cumulative voting rights and a majority of votes shall authorize any corporate action except the election of directors who may be elected by a plurality vote, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of common stock can elect all of our directors.

Dividend Policy

All shares of common stock are entitled to participate in dividends when and as declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock.  We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of common stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions, and other pertinent facts including the size of our liabilities, assets and expected debts after the payment of a dividend. Therefore, we cannot assure you that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions

Shareholders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities, subject to the rights of holders of preferred stock, if any such preferred shareholders should exist at the time of such liquidation or dissolution.

Preferred Stock

The preferred stock is not being registered under this registration statement.  As of October 29, 2015, there were no shares of preferred stock issued and outstanding. The preferred stock may be issued in one or more classes.  If any classes of preferred stock come into existence, they could materially adversely affect the rights of the holders of the common stock.

Our board of directors may issue shares of our preferred stock without further action by our shareholders and set the terms of such preferred stock (including, but not limited to, voting rights, dividend rights, liquidation preference and conversion rights) unless applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded requires shareholder action. If the approval of our shareholders is not required, our Board of Directors may determine not to seek stockholder approval.

Item 2.                                         Exhibits

Exhibit                   Description
Number

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.a to our Registration Statement on Form S-1 filed on January 13, 2014)
3.2	Certificate of Amendment to Articles of Incorporation filed on July 20, 2015 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on August 3, 2015)
3.3	Certificate of Amendment to Articles of Incorporation filed on October 27, 2015 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on October 29, 2015)
3.3	By-Laws (incorporated by reference to Exhibit 3.b to our Registration Statement on Form S-1 filed on January 13, 2014)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Q BioMed Inc.

Dated:   October 29, 2015

/s/ Denis Corin
By: Denis Corin
Title: Chief Executive Officer